Exhibit 3.03

PROPOSED SIXTH CERTIFICATE OF AMENDMENT

TO

THE RESTATED CERTIFICATE OF INCORPORATION

OF

VALERO ENERGY CORPORATION

Valero Energy Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1. This Sixth Certificate of Amendment (this “Amendment”) to the Restated Certificate of Incorporation (the “Charter”) was duly adopted by the Board of Directors and the stockholders of the Corporation in accordance with Section 242 of the General Corporation Law of the State of Delaware.

2. Paragraphs (5) and (6) of Article V of the Charter are hereby renumbered as paragraphs (4) and (5), respectively.

3. Clause (a) of paragraph (5) of Article V of the Charter is hereby amended and restated to read in its entirety as follows:

“(a) To adopt, amend or repeal the By-laws of the corporation; provided, however, that the By-laws adopted by the Board of Directors under the powers hereby conferred may be amended or repealed by the Board of Directors or by the stockholders having voting power with respect thereto.”

4. Paragraphs (7), (8), (9) and (10) of Article V of the Charter are hereby renumbered as paragraphs (6), (7), (8) and (9), respectively.

5. Paragraph (6) of Article V of the Charter is hereby amended and restated to read in its entirety as follows:

“(6) Amendments to the Restated Certificate of Incorporation. The corporation hereby reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, the Directors and officers are subject to this reserved power.”

6. Article VI of the Charter is hereby amended and restated to read in its entirety as follows:

“ARTICLE VI

Subject to the rights of the holders of any series of Preferred Stock or any other series or class of stock as set forth in this Restated Certificate of Incorporation, any action required or permitted to be taken at any annual meeting or special meeting of the stockholders of the corporation may be taken without a meeting, without prior notice and without a vote of stockholders, if a consent or consents in writing, setting forth the action so taken, is or are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.”

7. Article VIII of the Charter is hereby deleted in its entirety.

[Signature page follows.]

IN WITNESS WHEREOF, the Corporation has caused this Amendment to be signed by its duly authorized officer this [    ] day of [    ], [    ].

VALERO ENERGY CORPORATION

by:
name: Jay D. Browning title: Executive Vice President and General Counsel